Supply Contract

Between

Febra-Kunststoff GmbH, 74336 Brackenheim-Dürrenzimmem, Germany

-	hereinafter referred to as “Febra” -

and

XL Generation AG, CH-6304 Zug, Switzerland

-	hereinafter referred to as “XLG” -

and

BASF Aktiengesellschaft, 67056 Ludwigshafen, Germany

-	hereinafter referred to as “BASF” -

Febra and XLG hereinafter also referred to as “Party” or “Parties”.

WHEREAS XLG is willing to purchase and take Molded EPP-Sheets (“Padding Sheets”) from Febra for sport-field surfaces and other types or surfaces.

WHEREAS Febra needs Neopolen® P (“Product”) for the production of Padding sheets.

WHEREAS under the terms of an other agreement (“Agreement”) BASF shall sell to Febra and Febra shall purchase and take from BASF such Product.

WHEREAS Febra needs certain tools (“Tools”) for the production of the Padding Sheets that have to be acquired just for the purpose of the Supply Contract.

WHEREAS under a third agreement BASF and Febra shall agree to finance such Tools jointly.

THEREFORE, the Parties - and concerning §2 the Parties and BASF - agree as follows:

§ 1  Subject of the Supply Contract

Febra shall sell and deliver Padding Sheets to XLG and XLG shall purchase and take Padding Sheets from Febra in accordance with the terms and conditions set forth in this supply contract (“Supply Contract”).

§ 2  Quantity

XLG shall purchase and take from Febra at least 100 metric tons (“mt”) Padding Sheets per year.

§ 3  Quality

The Padding Sheets shall have the quality as set forth in Annex 1.

§ 4  Price

The purchase price for Padding Sheets shall be as set forth in Annex 2.

§ 5  Payment term

Payments shall be made within 30 days after date of invoice.

§ 6  Delivery Terms

EXW according to incoterms 2000 of ICC.

§ 7  Title

Ownership of the Padding Sheets is transferred to XLG upon full payment for the particular delivery.

§ 8  Liability

Febra’s total liability for any cause of action associated with the Supply Contract, whether based in tort, contract, strict liability or any other legal theory is expressly limited to replacement of nonconforming Padding Sheets or payment in amount not to exceed the purchase price of the specific Padding Sheets for which damages are claimed, at Febra’s option. In no event shall Febra be liable for any other damages including, without limitation, incidental, special, punitive or consequential damages.

§ 9  Inspection of the Padding Sheets

XLG shall inspect the Padding Sheets supplied hereunder immediately after delivery and prior to processing it. XLG must raise any claims concerning quality or quantity deficiencies which can be discovered by reasonable examination within 10 (ten) days from the arrival of each delivery at the designated delivery site in writing, all other deficiencies must be claimed in writing within 6 (six) months after arrival of each delivery at the designated delivery site.

After expiration of these periods the Padding Sheets concerned are deemed to be approved.

If complaints are justified, in the case of shortages, these will be rectified by further delivery and in the case of defective products these will be exchanged by replacement delivery.

§ 10 Ineffectiveness, Amendments

Should provisions of this Supply Contract or a provision to be included herein at a later date be or become legally ineffective or unworkable, wholly or in part, this shall not affect the validity of the remaining provisions of this Supply Contract. In place of the ineffective or unworkable provision, or to fill the loophole, an appropriate provision shall apply which, so far as legally possible, most closely approximates the business intention of the Parties or what the Parties would have intended within the meaning and purpose of this Supply Contract, had they considered this issue on concluding the contract or on later including a provision.

Amendments and additions to this Supply Contract including the annexes hereto, and including this written form clause, require the written form.

§ 11 Force majeure

Any events and circumstances whose occurrence is beyond the control of the Parties, such as acts of nature, war, labour disputes, shortages or raw materials or power, unavoidable transport and plant stoppages, fire or explosion, order of authority - including where such events make performance of the affected business uneconomical for the foreseeable future - and all other cases of force majeure, including those affecting upstream suppliers, shall discharge the affected Party for the period of interruption and to the extent of their effects from its obligations under this contract. In a case of force majeure, BASF is not obliged to buy in Product for delivery from third parties.

The affected Party shall immediately notify the other Party of the anticipated duration and extent of the interruption and shall take all reasonable measures to forthwith remedy the interruption. The affected Party shall make reasonable efforts to make good nonperformed services within its capacity.

§ 12 Law and Arbitration

12.1	This Supply Contrtact shall be governed by and construed in accordance with German Law excluding however the UN Convention on the International Sale of Goods (CISG).

12.2
Prior to submission of any matter to arbitration, the parties shall attempt in good faith to resolve the matter by discussion, negotiation and mediation. Any dispute, controversy or claim arising out of or relating to this Supply Contract or to breach of it, including but limited to, its interpretation, performance or termination that the parties are unable to resolve within ninety (90) days after written notice by a party to the other shall be submitted to final and binding arbitration. Arbitration shall take place in accordance with the Arbitration Code of the Deutsche Institution für Schiedsgerichtsbarkeit e.V. (German Institution and Arbitration) excluding jurisdiction of the ordinary courts. Arbitration shall take place in Ludwigshafen/Rhein, Germany. The language of arbitration proceedings is English.

§ 13 Term

This Suply Contract shall enter into force on 01.04.2005 and shall remain in force and effect until 31.12.2006. At least, 60 days before the expiration date of this agreement, the parties will negotiate in good faith, based on the experience after one year, about the conclusion of a new agreement.

Brackenheim-Dürrenzimmem, /s/ Hans Woerthwein Febra-Kunststoffe GmbH	Dated 23.05.05

Zug, /s/ Albert Beerli XL Generation AG	Dated 01.06.05

Ludwigshafen, /s/ Hammes /s/ Gragert BASF Aktiengesellschaft	Dated 20.05.05

Annex 1

To the Supply Contract between XLG and Febra and BASF

Quality of the Padding sheets

The Padding Sheets have a high resistance of breaking

Breaking could be defined by

Elongation of break
Tensile strength
Flexing test (visually

Annex 2

To the Supply Contract between XLG and Febra and BASF

Price of the Padding sheets varies accordingly to the thickness and density of the Padding Sheet.

1.	Combination
Density: 30kg/m3; Dimension of the sheet: 1220 x 1220 x 15 mm3
Prince of the Padding sheet: 6,00 Euro

2.	Combination
Density: 40kg/m3; Dimension of the sheet: 1220 x 1220 x 20 mm3
Prince of the Padding sheet: 9,35 Euro

Other combinations of density and thicknesses are possible as well depending on the specific requirements of the application.